Exhibit 99.3

[Letterhead of PJT Partners LP]

January 23, 2018

Board of Directors

Dynegy Inc.

601 Travis Street

Suite 1400

Houston, Texas 77002

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Vistra Energy Corp. relating to Vistra Energy Corp. common shares, par value $0.01, filed January 23, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 29, 2017 (“Opinion Letter”), with respect to the fairness to the holders of shares of common stock of Dynegy Inc. (the “Company”) (other than the Company Principal Stockholders) (as defined in the Opinion Letter), from a financial point of view, of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement (as defined in the Opinion Letter) in the Merger (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the board of directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of PJT Partners”, “The Merger—Background of the Merger”, “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board”, “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of PJT Partners”, “The Merger—Certain Unaudited Prospective Financial Information Prepared by Dynegy”, and to the inclusion of the Opinion Letter in the proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the board of directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP